UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 23, 2009 (September 17, 2009)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (716) 826-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement com

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Award of Performance Units
On September 17, 2009, the Board of Directors of Gibraltar Industries, Inc. (the “Company”), acting pursuant to the recommendation of the Company’s Compensation Committee, made awards of Performance Units under the Company’s 2005 Equity Compensation Plan (the “Plan”). Under the form of award of the Performance Units (the “Award”), a recipient (the “Recipient”) is granted Performance Units that may be converted into cash if the Company achieves certain targeted levels of performance compared to a group of peer companies. Consistent with the Plan, the maximum number of Performance Units which the Recipient is eligible to receive pursuant to the Award may also include any additional Performance Units credited to Recipient as a result of performance that exceeds median peer group performance, any dividends the Company issues in shares and the anti-dilution provisions of the Plan.
Under the Award the Company’s level of performance is evaluated over specified performance periods (each a “Performance Period”) and measured against the total shareholder returns experienced by the several members of a peer group of companies the Award specifies (the “TSR”). The TSR applicable to the Award in a particular Performance Period is determined according to a formula set forth in the Award.
This description is qualified in its entirety by reference to the terms and conditions of the form of the Award, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits
     (d) Exhibits
10.1	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Performance Units.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 23, 2009

GIBRALTAR INDUSTRIES, INC.
/s/ Timothy J. Heasley
Name:	Timothy J. Heasley
Title:	Senior Vice President, Corporate Controller and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

Exhibit 10.1	Gibraltar Industries, Inc. 2005 Equity Incentive Plan Form of Award of Performance Units.